Exhibit 2.2

         AGREEMENT made this 11th day of January 2000, by and among The Furia Organization, Inc., a Delaware Corporation, (hereinafter called "Furia") and Paul Stevens and John Charles Skip Headen, (hereinafter called "Headen"):

                                   WITNESSETH:

         WHEREAS, on March 6, 1998, Furia entered into a certain Agreement (the "Agreement") with Stevens and Headen (the only other signatories to the Agreement). Pursuant to the provisions of the Agreement, Furia was to acquire 100% of the issued and outstanding capital stock of Americon Telecommunications Corporation, a Delaware Corporation, (hereinafter called "ATC") in exchange for Common Shares of Furia; and

         WHEREAS, ATC was organized in 1997 for the purpose of acquiring companies in the telecommunication and communication industries and had raised capital in order to carry out its organizational purposes; and

         WHEREAS, ATC has expended extensive efforts and exhausted all of the funds raised in the process of conducting it due diligence in connection with the study and preparation of an offer to acquire an NBC owned television station in Puerto Rico; and

         WHEREAS said acquisition attempt was not successful and was never consummated; and

         WHEREAS, as a condition precedent to the Agreement, Furia in combination with Stevens and Headen was to use its best efforts to raise the additional capital required in order to continue to pursue the intended business opportunities; and

         WHEREAS, the parties hereto have been unsuccessful in their efforts to raise additional capital for ATC; and

         WHEREAS, certificates representing the Common Shares of Furia, which were to be delivered under the Agreement were never delivered by Furia

         WHEREAS, the parties hereto, believe it is in their respective best interest and the interests of the Shareholders of Furia and the shareholders of ATC to rescind the Agreement nun pro tunc.

         NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter contained, it is agreed as follows:

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         1. The Agreement is hereby rescinded, nun pro tunc. Furia shall, simultaneously with the execution herewith, deliver to Stevens and Headen certificates representing all of the capital shares of ATC delivered to it pursuant to the provisions of the Agreement.

         2. (a) Stevens shall, simultaneously with the execution hereof, deliver to Furia a restated copy of his resignation as an officer and director of Furia.

            (b) Paul Stevens represents and warrants:

                  i. That he have not entered into any agreement, executory or otherwise, which created or creates any obligation, liability or commitment on the part of Furia, completed, continuing or otherwise other then the ongoing obligations to the accountants and attorneys for Furia.

                  ii. That ATC has not, since March 6, 1998 engaged in any business activity and has, in fact, inactive.

            (c) The representations and warranties of Paul Stevens shall survive the date of this agreement for a period of one year.

         3. Subject only to the representations and warranties contained in Paragraph 2 hereof the parties hereto do forever remise, release, acquit satisfy and forever discharge the other parties and their respective officers, directors and employees from all, and all manners of action, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, convenants, contracts, controversies, agreements, promises, variances, tresp0asses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, which said party ever had, now has, or which any personal representative, successor, heir or assign of said party, hereafter can, shall or may have, against the other party, for, upon or by reason of any matter, cause or thing whatsoever arising from the acquisition of ACT shares by Furia from Stevens and Headen.

         4. This Agreement may be executed by facsimile in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         5. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them; (b) has been drafted by all of the parties to this Agreement and shall not be construed against any of the parties hereto; and (c) shall be governed in all respects, including validity, interpretation and effect by the substantive laws of the State of Texas without regard to conflict of law provisions.

                            (SIGNATURE PAGE FOLLOWS)

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed by their duly authorized officers and/or agents.


                                 The Furia Organization, inc.



                                 By:   /s/ Waylon McMullen
                                     -----------------------------------------
                                     Waylon McMullen, President and Acting CEO


                                      /s/ John Charles Skip Headen
                                     -----------------------------------------
                                      John Charles Skip Headen


                                      /s/ Paul Stevens
                                     -----------------------------------------
                                      Paul Stevens


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